UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2009 (December 15, 2009)

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SIONIX CORPORATION

(Exact name of Company as specified in Charter)

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Nevada	002-95626-D	87-0428526
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

2801 Ocean Park Blvd., Suite 339

Santa Monica, CA 90405

(Address of Principal Executive Offices)

(714) 678-1000

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2009, Rodney Anderson resigned as the Chief Executive Officer and Robert Hasson resigned as the Chief Financial Officer of Sionix Corporation (the “Company”). Both Mr. Anderson and Mr. Hasson will be employed by the Company until December 31, 2009, to assist with the management transition.

On December 16, 2009 the Company appointed James R. Currier, age 63, as Chief Executive Officer and Chairman of the board of directors, and David R. Wells, age 47, currently the Company’s Chief Administrative Officer, as President and Chief Financial Officer. Mr. Wells has relinquished the title of Chief Administrative Officer and that position remains unfilled at this time. Mr. Wells was also appointed to the Company’s board of directors. Both Mr. Currier and Mr. Wells have been appointed for a three (3) year term. There were no arrangements or understandings between either Mr. Currier or Mr. Wells and any other person pursuant to which he was to be selected as an officer.

There are no family relationships between either Mr. Currier or Mr. Wells and any of our current directors or executive officers.

James R. Currier, Age 63

James R. Currier is the Chairman of the board of directors and Chief Executive Officer of Sionix Corporation. From July 2007 Mr. Currier has been the managing partner of a private company with interests in a bio-mass conversion technology involving the mechanical disaggregation of certain bio-wastes into energy and thermal feedstock, edible fiber, pure hydrogen, C5 sugars, and other recoverable elements contained in bio-wastes of high cellulosic and starch content (principally sugar cane bagasse). From January 2004 to December 2005 he was a founder and CFO of Fireaway LLC, a manufacturer of fire protection, suppression, and extinguishing systems using a revolutionary method of interrupting the chemical chain reaction inherent to fire without eliminating oxygen, heat, or the fuel elements of the fire triangle. In both positions, Currier was responsible for the acquisition and licensing of highly proprietary non-American based technologies and securing start-up financing. During the period from January 2006 to July 2007, Mr. Currier was retired.

Mr. Currier earned a BA in Political Science and Economics from Western Illinois University in 1973.

David R. Wells, Age 47

David R. Wells is the President and Chief Financial Officer of Sionix Corporation and he serves on the board of directors. Prior to joining the Company, from December 2005 to September 2009 he was the CFO of Voyant International Corporation. Prior to joining Voyant, from July 2003 to October 2005 he served as VP Finance for PowerHouse Technologies Group, Inc. (now Migo Software, Inc.). Mr. Wells possesses over 20 years experience in finance, operations and administrative positions. While mainly focused on technology companies, he has also worked in supply-chain management, manufacturing and the professional services industry. He has experience working with auditors and regulatory agencies to rapidly address non-conforming situations and assisting companies who desire to increase their internal controls.

Mr. Wells earned a BA in Finance and Entrepreneurship from Seattle Pacific University, and holds an MBA from Pepperdine University.

Neither Mr. Currier nor Mr. Wells was or is to be a participant in any transaction with the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

The Company has agreed to pay to each of Mr. Currier and Mr. Wells a salary of $180,000 per year. Each of Mr. Currier and Mr. Wells will be eligible to receive a performance bonus of up to 50% of their annual compensation, which, if earned, will be paid one-half in cash and one-half in shares of the Company’s common stock. The performance bonus will be paid upon the executive’s achieving certain objectives during the 2010 fiscal year. The Company also has granted to each executive an option to purchase 400,000 shares of the Company’s common stock, at a price of $0.15 per share, and for the first year will grant an additional option to purchase 400,000 shares of the Company’s common stock at the beginning of each fiscal quarter at a price equal to the trailing VWAP of the Company’s common stock as quoted on the OTCBB, but in any event no less than $0.15 per share.

Each executive is also entitled to participate in benefit programs offered to other executives of the Company, including, life, health, dental, accident, disability, or other insurance programs; pension, profit-sharing, 401(k), savings, or other retirement programs, although the Company is not obligated to adopt or maintain any particular benefit program.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibit

Exhibit No.	Description
99	Press release issued December 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2009

SIONIX CORPORATION

By:	/s/ JAMES R. CURRIER
James R. Currier
Chief Executive Officer